Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Second Quarter 2005 Results

SALT LAKE CITY, UTAH, July 21, 2005—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the second quarter ended July 1, 2005.

Sales for the second quarter were $20.4 million, up 21.4% from sales of $16.8 million in the second quarter of 2004.  Net loss was $1.4 million, or $0.13 per share, compared to a net loss of $2.3 million, or $0.22 per share, in 2004.

Comments from James R. Oyler, President and Chief Executive Officer

“The second quarter of this year showed good improvement from the first quarter of this year, as well as improvement from the second quarter of last year.  Revenue and gross margins increased, while the net loss decreased.

“We expect the second half of this year to be substantially stronger than the first half, with especial strength in the fourth quarter.  This expectation is based on our forecast of new orders and shipments from backlog, as well as initial deliveries of our laser projector in the third quarter.”

About Evans & Sutherland

Evans & Sutherland produces professional visual systems to create highly realistic images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

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Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements that we expect the second half of this year to be substantially stronger than the first half, with especial strength in the fourth quarter, and that this expectation is based on new orders, shipments from backlog, and initial deliveries of the laser projector in the third quarter.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

Kevin Paprzycki

Chief Financial Officer

Evans & Sutherland

600 Komas Drive, Salt Lake City, UT 84108

801-588-1125

kpaprzyc@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004

Sales	$20,426	$16,816	$34,285	$34,606
Cost of sales	12,521	10,955	21,808	21,863
Gross profit	7,905	5,861	12,477	12,743
Expenses:
Selling, general and administrative	5,130	6,052	9,665	12,138
Research and development	3,988	5,203	8,272	9,157
Restructuring charges (recoveries)	35	—	1,926	(491)
Operating expenses	9,153	11,255	19,863	20,804

Gain on sale of assets held for sale	—	3,488	—	3,488
Gain on sale of assets	—	—	—	155
Operating loss	(1,248)	(1,906)	(7,386)	(4,418)

Other expense, net	(141)	(334)	(406)	(824)
Loss before income taxes	(1,389)	(2,240)	(7,792)	(5,242)
Income tax expense (benefit)	26	58	(385)	96
Net loss	$(1,415)	$(2,298)	$(7,407)	$(5,338)

Basic and diluted net loss per share	$(0.13)	$(0.22)	$(0.70)	$(0.51)

Number of shares used in net loss per share calculation	10,519	10,495	10,517	10,491

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	July 1, 2005	December 31, 2004
Assets
Cash and restricted cash	$12,877	$13,561
Net receivables, billed and unbilled	21,121	20,718
Inventories	11,924	10,802
Net property, plant and equipment	15,980	20,753
Other assets	10,825	7,937
Total assets	$72,727	$73,771

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$18,861	$17,486
Other liabilities	58,080	52,522
Stockholders’ equity (deficit)	(4,214)	3,763
Total liabilities and stockholders’ equity (deficit)	$72,727	$73,771

BACKLOG

(In thousands)

Unaudited

July 1, 2005	December 31, 2004

$72,246	$84,232